Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen Massachusetts Premium Income Municipal Fund
811-07486


The Registrant has added new series of the preferred share class, as stated in each of the Statements Establishing and Fixing the Rights and Preferences, containing a description of the securities. The Registrant incorporates by reference to this Sub-Item 77I the Registrants Statements Establishing and Fixing the Rights and Preferences, which were filed as Appendix C to the SEC filing on Form DEF 14 8C on
October 10, 2013, Accession No. 0001193125-13-396661.